Exhibit 4.4

Itamar Medical Ltd.

2016 U.S. Equity Incentive Plan

Adopted By The Board Of Directors: January 21, 2016

Approved By The Shareholders: March 16, 2016

Termination Date: January 20, 2026

1.	General.

(a)          Eligible Share Award Recipients. The persons eligible to receive Share Awards are Employees, Directors, and Consultants.

(b)           Available Share Awards. The Plan provides for the grant of the following Share Awards: (i) Incentive Share Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Awards and (iv) Restricted Share Unit Awards.

(c)           Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Share Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards.

2.	Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)          “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b)          “Board” means the Board of Directors of the Company.

(c)          “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares as described in Section 9(a).

(d)           “Cause” means the occurrence of any of the following: (i) conviction of the Participant of any felony or any crime involving fraud or dishonesty; (ii) the Participant’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its Affiliates; (iii) conduct by the Participant which, based upon a good faith and reasonable factual investigation by the Company (or, if the Participant is an Officer, by the Board), demonstrates the Participant’s unfitness to serve; (iv) the Participant’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or its Affiliates; (v) the Participant’s violation of state or federal law in connection with the Participant’s performance of his/her job which has an adverse effect on the Company and/or its Affiliates; (vi) the Participant’s breach of any material term of any contract between the Participant and the Company and/or its Affiliates; (vii) the Participant’s repeated violation of Company policy which has a material adverse effect on the Company and/or its Affiliates and (viii) such Participant’s unsatisfactory job performance which is not cured within fifteen (15) days by the Participant following the Participant’s receipt of written notice of such unsatisfactory job performance. Notwithstanding the foregoing, the Participant’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be made by the Company in its sole and exclusive judgment and discretion.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(g)          “Companies Law” means the Israeli Companies Law, 1999, as may be amended from time to time and the regulations thereunder.

(h)          “Company” means Itamar Medical Ltd., a company incorporated under the laws of the State of Israel.

(i)           “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

2

(j)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Share Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(k)          “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)       the consummation of a sale of all or substantially all of the assets of the Company;

(ii)      the consummation of a sale (including an exchange) of all or substantially all of the capital share of the Company;

(iii)     the consummation of a merger, consolidation or like transaction following which the Company is not the surviving corporation; or

(iv)     the consummation of a merger, consolidation or like transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or like transaction are converted or exchanged by virtue of the merger, consolidation or like transaction into other property, whether in the form of securities, cash, or otherwise; or

(v)      going private (i.e. the Company's shares are no longer listed for trade on a stock exchange)

(l)            “Director” means a member of the Board.

(m)         “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(n)          “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(o)          “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined in by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Share Option, in compliance with Section 422 of the Code.

3

(p)          “Incentive Share Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q)          “Nonstatutory Share Option” means an Option not intended to qualify as an Incentive Share Option.

(r)           “Officer” means any person designated by the Company as an officer as such term is defined in the Companies Law.

(s)           “Option” means an Incentive Share Option or a Nonstatutory Share Option to purchase Ordinary Shares granted pursuant to the Plan.

(t)           “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u)          “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v)           “Ordinary Shares” means the common shares of the Company.

(w)          “Participant” means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

(x)           “Plan” means this Itamar Medical Ltd. 2016 U.S. Equity Incentive Plan.

(y)           “Restricted Share Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 7(a).

(z)           “Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award. Each Restricted Share Award Agreement shall be subject to the terms and conditions of the Plan.

(aa)         “Restricted Share Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 7(b) of the Plan.

(bb)        “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant. Each Restricted Share Unit Award Agreement shall be subject to the terms and conditions of the Plan.

4

(cc)         “Retirement” means the actual termination of a Participant's employment with or service to the Company or the Affiliate employing him as a result of his reaching the earlier of: (a) the legal age for retirement and (b) the age for retirement identified in his employment or service agreement.

(dd)        “Securities Act” means the Securities Act of 1933, as amended.

(ee)         “Share Award” means any right granted under the Plan, including an Option, a Restricted Share Award or a Restricted Share Unit Award.

(ff)          “Share Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)         “Stock Exchange” means the Tel Aviv Stock Exchange Ltd. provided however that if the Company's shares will be listed on the NASDAQ or the NYSE, than Stock Exchange shall mean NASDAQ or the NYSE, as applicable, unless the Administrator determined, in its sole discretion, otherwise

(hh)        “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) share possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate.

3.	Administration.

(a)           Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b)           Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)       To determine from time to time (1) which of the persons eligible under the Plan shall be granted Share Awards; (2) when and how each Share Award shall be granted; (3) what type or combination of types of Share Award shall be granted; (4) the provisions of each Share Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Share Award; and (5) the number of Ordinary Shares with respect to which a Share Award shall be granted to each such person.

5

(ii)       To construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)       To settle all controversies regarding the Plan and Share Awards granted thereunder.

(iv)       To accelerate the time at which a Share Award may first be exercised or the time during which a Share Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Share Award stating the time at which it may first be exercised or the time during which it will vest.

(v)       To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Option under the Plan; (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (a) a new Option under the Plan or another equity plan of the Company covering the same or a different number of Ordinary Shares, (b) cash, and/or (c) other valuable consideration (as determined by the Board, in its sole discretion); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vi)       To amend the Plan or a Share Award as provided in Section 12.

(vii)      To terminate or suspend the Plan as provided in Section 13.

(viii)     Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(ix)       To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c)           Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

6

(d)           Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	Shares Subject to the Plan.

(a)           Share Reserve. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the maximum number of Ordinary Shares that may be issued pursuant to Share Awards under the Plan is 6,000,000 Ordinary Shares, which also represents the aggregate maximum number of Ordinary Shares that may be issued as Incentive Share Options.

(b)           Reversion of Shares to the Share Reserve. If any Share Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any Ordinary Shares issued to a Participant pursuant to a Share Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the Ordinary Shares not acquired, such Share Award or the Ordinary Shares forfeited or repurchased under such Share Award shall revert to and again become available for issuance under the Plan.

(c)           Source of Shares. The shares issuable under the Plan shall be shares of authorized but unissued or reacquired Ordinary Shares, including shares repurchased by the Company on the open market.

5.	Eligibility.

(a)           Eligibility for Specific Share Awards. Incentive Share Options may be granted only to Employees. Share Awards other than Incentive Share Options may be granted to Employees, Directors and Consultants.

(b)           Ten Percent Shareholders.

(i)       A Ten Percent Shareholder shall not be granted an Incentive Share Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(ii)       A Ten Percent Shareholder shall not be granted a Nonstatutory Share Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date of grant.

(c)           Consultants. A Consultant shall not be eligible for the grant of a Share Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of some other provision of Rule 701.

7

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Share Options or Nonstatutory Share Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Ordinary Shares purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)           Term. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b)           Exercise Price of an Incentive Share Option. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Incentive Share Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Share Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c)           Exercise Price of a Nonstatutory Share Option. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Nonstatutory Share Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Share Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(d)           Consideration. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i)       by cash or check;

8

(ii)       pursuant to a so-called “same day sale” or “brokered cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions by a third party broker to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)       by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares;

(iv)       by a “cashless exercise” arrangement pursuant to the following formula:

X = A x (B - C)

B

A = the number of vested Options the Participant requests to exercise as written in the applicable notice of exercise;

B = the higher of: (1) closing price of an Ordinary Share on the Stock Exchange, on the last trading day before the applicable notice of exercise, as such closing price is published by the Stock Exchange, and (2) Participant’s limit order price;

C = the Option exercise price.

X = the number of Ordinary Shares to be issued to the Participant following the cashless exercise of the Options;

provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, however, Ordinary Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “cashless exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

(v)       according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (ii) the classification of the Option as a liability for financial accounting purposes; or

9

(vi)       in any other form of legal consideration that may be acceptable to the Board.

(e)           Exercise Restriction on Company Event. Notwithstanding any provisions of this Plan, as long as the Company's shares are traded on the Tel Aviv Stock Exchange Ltd., a Participant may not exercise any Option granted under this Plan on the record date (in the Tel Aviv Stock Exchange Ltd.) of any one of the following events: (i) distribution of bonus shares; (ii) rights offering; (iii) distribution of dividend; (iv) consolidation of share capital; (v) split of share capital; (vi) reduction of capital (each of the above will be referred to below as a "Company Event"). In addition, in the event the ex-day (as defined in the Tel Aviv Stock Exchange Ltd. regulations) of a Company Event precedes the record date of such Company Event, the Options granted under this Plan may not be exercised on such ex-day.

(f)            Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)       Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option to such extent as permitted by Rule 701 of the Securities Act and in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)       Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(g)          Vesting of Options Generally. The total number of Ordinary Shares subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of Ordinary Shares as to which an Option may be exercised.

10

(h)          Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)            Extension of Termination Date. If the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(j)            Retirement or Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Retirement or Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)           Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e)(ii), but only within the period ending on the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(l)            Termination for Cause. In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate immediately and cease to remain outstanding.

11

(m)          Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any Ordinary Shares until at least six (6) months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, in the event of the Participant’s death or Disability, upon a Corporate Transaction in which the vesting of Options accelerates, or upon the Optionholder’s retirement (as such term may be defined in the Optionholder’s Share Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines) any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non- exempt employee in connection with the exercise or vesting of an Option will be exempt from the employee’s regular rate of pay.

7.	Provisions of Restricted Share Awards and Restricted Share Units.

(a)           Restricted Share Awards. Each Restricted Share Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Share Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Share Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements need not be identical; provided, however, that each Restricted Share Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)       Consideration. A Restricted Share Award may be awarded in consideration for (A) cash or cash equivalents, (B) past or future services actually or to be rendered to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)       Vesting. Ordinary Shares awarded under the Restricted Share Award Agreement shall be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)       Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Share Award Agreement, if a Participant’s Continuous Service terminates, any Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Share Award Agreement will be forfeited and will revert to the Company.

(iv)       Transferability. Except as otherwise provided in the applicable Restricted Share Award Agreement, rights to acquire Ordinary Shares under the Restricted Share Award Agreement shall not be transferable by the Participant so long as Ordinary Shares awarded under the Restricted Share Award Agreement remain unvested.

12

(v)       Dividends. Except as otherwise provided in the applicable Restricted Share Award Agreement, dividends paid on Ordinary Shares subject to vesting will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Share Award to which they relate.

(b)           Restricted Share Unit Awards. Each Restricted Share Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical, provided, however, that each Restricted Share Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)       Consideration. At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Ordinary Share subject to the Restricted Share Unit Award. The consideration to be paid (if any) by the Participant for each Ordinary Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law. Except as otherwise provided in the applicable Restricted Share Award Agreement, no consideration shall be required to be paid by the Participant for any Ordinary Share subject to a Restricted Share Unit Award.

(ii)       Vesting. At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii)       Payment. A Restricted Share Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement.

(iv)       Additional Restrictions. At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(v)       Dividend Equivalents. Except as otherwise provided in the applicable Restricted Share Award Agreement, dividend equivalents will be credited in respect of Ordinary Shares covered by a Restricted Share Unit Award, and will be converted into additional Ordinary Shares covered by the Restricted Share Unit Award. Such additional shares covered by the Restricted Share Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Share Unit Award Agreement to which they relate.

13

(vi)       Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Share Unit Award Agreement, such portion of the Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)       Delay of Settlement on Company Event. Notwithstanding any provisions of this Plan, as long as the Company's shares are traded on the Tel Aviv Stock Exchange Ltd., the Company may delay the issuance of Ordinary Shares upon the vesting of Restricted Share Unit Award granted under this Plan until the next business day following the record date (in the Tel Aviv Stock Exchange Ltd.) or the ex-day (as defined in the Tel Aviv Stock Exchange Ltd. regulations) of a Company Event.

(viii)       Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Share Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Share Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Share Unit Award Agreement evidencing such Restricted Share Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Share that is to be issued in a year following the year in which the Restricted Share Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

8.	Covenants of the Company.

(a)           Availability of Shares. During the terms of the Share Awards, the Company shall keep available at all times the number of Ordinary Shares required to satisfy such Share Awards.

(b)          Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Share Awards and to issue and sell Ordinary Shares upon exercise of the Share Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Share Award or any Ordinary Shares issued or issuable pursuant to any such Share Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Share Awards unless and until such authority is obtained.

14

(c)           No Obligation to Notify. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Shares Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Shares Award or a possible period in which the Shares Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Shares Award to the holder of such Shares Award.

9.	Miscellaneous.

(a)           Use of Proceeds. Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

(b)          Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Share Award may first be exercised or the time during which a Share Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Share Award stating the time at which it may first be exercised or the time during which it will vest.

(c)          No Employment or other Service Rights. Nothing in the Plan, any Share Award Agreement, or any other instrument executed thereunder or any Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)           Incentive Share Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

15

(e)           Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Share Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Share Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(f)           Withholding Obligations. To the extent provided by the terms of a Share Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Share Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from Ordinary Shares issued or otherwise issuable to the Participant in connection with the Share Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Share Award as a liability for financial accounting purposes); or (iii) by such other method as may be set forth in the Share Award Agreement.

(g)          Compliance with Section 409A. To the extent that the Board determines that any Shares Award granted hereunder is subject to Section 409A of the Code, the Shares Award Agreement evidencing such Shares Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Shares Award Agreements shall be interpreted in accordance with Section 409A of the Code.

(h)          Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

16

(i)            Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under any applicable law in any jurisdiction, the Participant shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Ordinary Shares or other contract for the purchase of, purchase any or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Ordinary Shares acquired under this Plan without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of a Capitalization Adjustment described in Section 10(a) of the Plan, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Share Award and/or Ordinary Shares acquired under this Plan shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand- Off, the Company may impose stop- transfer instructions with respect to the Ordinary Shares acquired under this Plan until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection. Furthermore, the Participant’s right to sell Ordinary Shares is subject to applicable laws, including in connection with limitation relating to the use of non-public information, if and when applicable.

(j)            Rights as a Shareholder. Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Ordinary Shares issued under this Plan, until such time as the Ordinary Shares shall be registered in the name of the Participant in the Company’s register of shareholders.

(k)           Transfer of Rights Upon Death. No transfer of any right to an Option or underlying Ordinary Shares issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:

(i)       A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(ii)       A written consent by the transferee to pay any amounts in connection with the Options and the underlying Ordinary Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(iii)       any such other evidence as the Board may deem necessary to establish the right to the transfer of the Option or underlying Ordinary Shares issued upon the exercise thereof and the validity of the transfer.

10.	Adjustments Upon Changes in Ordinary Shares; Corporate Transactions.

(a)           Capitalization Adjustments. Upon the happening of any of the following described events, a Participant's rights to purchase Ordinary Shares under the Plan shall be adjusted as hereinafter provided.

17

(i)       In the event that the Ordinary Shares of the Company are subdivided or combined into a greater or smaller number of shares or if, upon a Corporate Transaction, consolidation, reorganization, recapitalization or the like, the Ordinary Shares of the Company are exchanged for other securities of the Company or of another corporation, each Participant shall be entitled, subject to the conditions herein stated, to purchase such number of Ordinary Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Ordinary Shares of the Company which such Participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

(ii)       Upon the happening of the foregoing event, the class and aggregate number of Ordinary Shares issuable pursuant to the Plan, in respect of which Share Awards have not yet been granted, shall also be appropriately adjusted to reflect the events specified in Section 10(a)(i) above.

(iii)       The Committee shall determine the specific adjustments to be made under this Section 10(a), and its determination shall be conclusive.

(b)           Corporate Transactions. The following provisions shall apply to Share Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Share Award or any other written agreement between the Company or any Affiliate and the holder of the Share Award or unless otherwise expressly provided by the Board at the time of grant of a Share Award. Except as otherwise stated in the Share Award Agreement, in the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall, in its sole discretion, take one or more of the following actions with respect to Share Awards, contingent upon the closing or completion of the Corporate Transaction:

(i)       arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Share Award or to substitute a similar share award for the Share Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii)       arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to the Share Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)       accelerate the vesting of the Share Award (and, if applicable, the time at which the Share Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Share Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv)       arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Share Award;

18

(v)       cancel or arrange for the cancellation of the Share Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, and pay such cash consideration (including no consideration) as the Board, in its sole discretion, may consider appropriate; and

(vi)       make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the per share value payable to holders of Ordinary Shares in connection with the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise, if applicable. For clarity, this payment may be $0 if the per share value of the payments to holders of Ordinary Shares is equal to or less than the exercise price of the Share Award. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Ordinary Shares.

The Board need not take the same action with respect to all Share Awards or with respect to all Participants.

11.	Restrictions on Sale

Unless stated otherwise in the Share Award Agreement, all shares resulting from the exercise of Options and Restricted Shares Units Awards, together with the Restricted Shares (collectively "Exercise Shares") shall be subject to the following restrictions on sale on the Stock Exchange:

(a)           Subject to applicable law and to the consent of the Participant (if required under applicable law), all Exercise Shares shall remain held by a trustee (and will not be released to the Participant) until they are sold (on or off the Stock Exchange) by the trustee in accordance with the instructions of the Participant.

(b)          The total number of Exercise Shares sold (or otherwise disposed) for the account of the Participants, collectively, on the Stock Exchange in any given trading day, shall not exceed the average daily reported volume of trading in the Company's shares on the Stock Exchange during the 30 trading days preceding the date of execution of the sale (the "Maximum Amount").

(c)           If and to the extent that the trustee shall receive requests from Participants to sell Exercise Shares, on a certain day, in a total amount that exceeds the Maximum Amount, then the trustee shall only sell the Maximum Amount of Exercise Shares where each Participant's sale request will be partially executed (pro rata to the number of Exercise Shares that the Participant requested to sell out of the total amount of Exercise Shares that all the Participants requested to sell on that day).

(d)          For the purposes of this Section, all calculations will be done by the Company and the trustee. Calculation will be final, and the Participants shall have no claims or demands against the Company and/or the trustee or anyone on their behalf.

19

(e)           The Administrator may resolve, in its sole discretion, to amend or update the above restrictions from time to time and to apply such revised restriction to both future grants and to existing Share Awards .

12.	Amendment of the Plan And Share Awards.

(a)           Amendment of Plan. Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable law.

(b)          Shareholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for shareholder approval.

(c)           Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Share Options and/or to bring the Plan and/or Incentive Share Options granted under it into compliance therewith.

(d)           No Impairment of Rights. Rights under any Share Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e)           Amendment of Share Awards. The Board, at any time and from time to time, may amend the terms of any one or more Share Awards; provided, however, that the rights under any Share Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

13.	Termination or Suspension Of the Plan.

(a)           Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Restatement Date. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant.

20

14.	Effective Date of Plan.

The Plan shall become effective as of the date this plan is adopted by the Board.

15.	Choice of Law.

The law of the State of Israel shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

21